SCHEDULE 14C INFORMATION
               Information Statement Pursuant to Section 14(c) of
                       the Securities Exchange Act of 1934


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/X/      Preliminary Information Statement
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                          TREASURY INTERNATIONAL, INC.
    ------------------------------------------------------------------------
                (Name of Registrant As Specified In Its Charter)

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                          TREASURY INTERNATIONAL, INC.
                               1081 King Street, E
                       Kitchener, Ontario, Canada N2G 2N1



                              INFORMATION STATEMENT


         This Information Statement is being furnished to stockholders of Treasury International, Inc., (the "Company"), a Delaware corporation, in connection with an action taken by stockholders holding a majority of the voting power of the Company. On December 20, 2000, such stockholders approved an amendment to the Articles of Incorporation of the Company to approve a 100 for 1 reverse stock split of the Company. In accordance with this stock split, each one hundred (100) shares of common stock will be converted to one share of common stock (i.e., if a stockholder owned 500 shares, after the Reverse Split he would own 5 shares of common stock). The total shares of common stock issued and outstanding as of December 20, 2000, was 92,196,677. After the reverse stock split, the Company will have 921,967 shares of common stock issued and outstanding. This action by the stockholders shall be effective twenty (20) days following the mailing of this Information Statement to the stockholders of the Company. The date on which this Information Statement is first being sent to stockholders of the Company is on or about January 16, 2001.

 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


                        RECORD DATE AND VOTING SECURITIES

         The record date for the foregoing actions by stockholders was December 20, 2000 (the "Record Date"), at which time the Company had issued and outstanding 92,196,677 shares of its common stock, par value $.0001 (the "Common Stock"). The shares of Common Stock constitute the only outstanding securities of the Company entitled to be voted. Stockholders owning 51,612,924 shares, or approximately 56% of the outstanding shares, on the Record Date consented in writing to the name change. The approval of the Reverse Split required the affirmative vote of a majority of the Common Stock issued and outstanding at the Record Date.


                 PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

         The following table sets forth information regarding the beneficial ownership of Common Stock as of the Record Date, and as of December 20, 2000, by
(i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, or nominee for director, of the Company, (iii) the Company's executive officers, and (iv) all directors and executive officers of the Company as a group.

         (a)      Ownership of certain beneficial owners:



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                                                                    Percentage
          Name and Address                      Number of          Beneficially
                                               Shares (1)             Owned
----------------------------------------     ----------------     --------------
Dale Doner                                     26,123,499              28.3%
1081 King Street, E
Kitchener, Ontario
Canada N2G 2N1

Marlin Doner                                    3,299,800               3.6%
1081 King Street, E
Kitchener, Ontario
Canada N2G 2N1

Paul Visel                                      3,360,000               3.7%
419 Jayvee Street
Kingsville, Texas 78363

Lawrence Zeiben
9614A 105 Street
Grande Prairee, Alberta
Canada T8V 6M3

All directors, executive officers,
as a group (4)                                 32,783,299              35.6%


------------------------------
(1) Computed on the basis of 92,196,677 shares of Common Stock issued and outstanding.



                   AMENDMENT TO THE ARTICLES OF INCORPORATION

         The effect of the Reverse Split on the holders of common stock will be that the total number of shares held by each stockholder will be automatically converted into an amount of whole shares of new common stock equal to the number of shares owned immediately prior to the Reverse Split divided by 100 and into cash based on the Purchase Price in lieu of any fractional shares. (See "Cash Payment in Lieu of Fractional Shares".)

         Each stockholder's percentage ownership interest in the Company and proportional voting power will remain unchanged, except for minor differences resulting from the purchase of fractional shares. The rights and privileges of the holders of the Common Stock will be substantially unaffected by the Reverse Split.

Cash Payment in Lieu of Fractional Shares

         In lieu of issuing fractional shares resulting from the Reverse Split, the Company will value each outstanding share of common stock held immediately prior to the Reverse Split at the average daily closing price per share of the Common Stock on the Over-the-Counter:Bulletin Board for the twenty (20) trading days preceding the Effective Date. Such per share price is sometimes hereinafter


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referred to as the "Purchase  Price." In lieu of fractional  shares arising as a result of the Reverse Split, stockholders who hold fewer than 100 shares immediately prior to the Reverse Split will be entitled to receive cash in the amount of the Purchase Price times the number of shares of common stock held immediately prior to the Reverse Split. Stockholders who hold more than 100 shares immediately prior to the Reverse Split will be entitled to receive cash in the amount of the Purchase Price times the number of shares of common stock held immediately prior to the Reverse Split that were not evenly divisible by 100 in lieu of fractional shares arising as a result of the Reverse Split. No brokerage commission will be payable by holders who receive cash in lieu of fractional shares.

         Any stockholder owning fewer than 100 shares of common stock who desires to retain an equity interest in the Company after the Effective Date may do so by purchasing sufficient additional shares of the Company's outstanding Common Stock in the open market to increase his ownership to 100 shares or more prior to 5:00 p.m., Eastern Standard Time, on the Effective Date.

         As soon as practicable after the Effective Date, the Company will mail letters of transmittal to each holder of record of a stock certificate or certificates which represents issued shares of the Company's common stock outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of such certificate or certificates to the Company's transfer agent in exchange for cash payments in lieu of fractional shares and/or certificates representing the number of whole shares of New Common Stock into which the shares of common stock have been converted as a result of the Reverse Split. No cash payment will be made or new certificate issued to a stockholder until he has surrendered his outstanding certificates together with the letter of transmittal to the Company's transfer agent. (See "Exchange of Stock Certificates".)

Amendment to Certificate of Incorporation

         Twenty (20) days after the mailing of this Information Statement, an amendment to the Certificate of Incorporation in the form of Exhibit A attached hereto will be filed with the Secretary of State of the State of Delaware, and the Reverse Split will become effective as of 5:00 p.m., Eastern Standard Time, on the date of such filing. It is expected that such filing will take place on February 15, 2001, or shortly thereafter. Without any further action on the part of the Company or the stockholders, the shares of common stock held by stockholders of record will be converted at 5:00 p.m., Eastern Standard Time, on the Effective Date into an amount of whole shares of new common stock equal to the number of shares owned immediately prior to the Reverse Split divided by 100 and/or the right to receive cash based on the Purchase Price in lieu of any fractional shares.

Principal Effects of the Proposed Reverse Split

         Stockholders have no right under Delaware law or under the Company's Certificate of Incorporation or Bylaws to dissent from the Reverse Split, or to dissent from the payment of cash in lieu of issuing fractional shares.



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         On the Effective Date,  each  stockholder of record who owns fewer than
100 shares of common stock will have only the right to receive cash based upon the Purchase Price in lieu of receiving a fractional share. The interest of each such stockholder in the Company will thereby be terminated, and he or she will have no right to vote as a stockholder or share in the assets or any future earnings of the Company.

         Each stockholder on the Effective Date who owns of record 100 or more shares of common stock will, with respect to any fractional share that such stockholder might otherwise be entitled to receive from the Reverse Split, have only the right to receive cash based upon the Purchase Price. Any such stockholder will continue as a stockholder of the Company with respect to the whole share of new common stock that he or she receives following the Reverse Split.

         The Company has authorized capital stock of 100 million shares. The authorized capital stock will not be reduced as a result of the Reverse Split but will remain at 100 million. As of December 20, 2000, the number of issued and outstanding shares of Common Stock was 92,196,677. Based upon the Company's best estimates, the aggregate number of new common stock that will be issued and outstanding following the Reverse Split will be 921,967 shares. There will be an estimated 90,780,333 authorized but unissued shares of new common stock following the Reverse Split.

         The following table sets forth the effects of the Reverse Split on the Company's common stock and on certain financial data:

              Common Stock                        As of            Adjusted for
                                            December 20, 2000     Reverse Split*
----------------------------------------    -----------------     --------------

Authorized                                     100,000,000          100,000,000
Issued and Outstanding                          92,196,677              921,967
Reserved for issuance                              500,000               50,000
Issuable pursuant to outstanding options           500,000               50,000
Available for future issuance                    7,303,323           99,928,033
Par value per share                                 $.0001               $.0001

---------------

* Subject to further adjustments due to the repurchase of fractional shares.


Reasons for the Proposed Reverse Split

         The Board of Directors believes that the current low per share price of the Common stock and the large number of shares outstanding have had a negative effect on the marketability of the existing shares, the amount of percentage of transaction costs paid by individual stockholders, and the potential ability of the Company to raise capital by issuing additional shares. The Company believes there are several reasons for these effects, as summarized below.

         First, certain institutional investors have internal policies preventing the purchase of low-priced stocks, and many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Further, a variety of brokerage house policies and

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practices  discourage  individual  brokers  within  those firms from  dealing in low-priced  stocks  because  of the  time-consuming  procedures  that  make  the
handling  of  low-priced  stocks   unattractive  to  brokers  from  an  economic
standpoint.

         Second, since the broker's commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Company's Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the Company's share price were substantially higher. This factor is also believed to limit the willingness of the institutions to purchase the Company's stock.

         The Board of Directors is hopeful that the decrease in the number of shares of Common Stock outstanding as a consequence of the proposed Reverse Split, and the resulting anticipated increased price level, will encourage interest in the Company's New Common Stock and possibly promote greater liquidity for the Company's stockholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after the Reverse Split. Also, although any increase in the market price of the New Common Stock resulting from the Reverse Split may be proportionately less than the decrease in the number of shares outstanding, the proposed Reverse Split could result in a market price for the shares that will be high enough to overcome the reluctance, policies and practices of brokers and investors referred to above and to diminish the adverse impact of trading commissions on the market for the shares. There can, however, be no assurances that the foregoing effects will occur, or that the market price of the New Common Stock immediately after the proposed Reverse Split will be maintained for any period of time.

         THERE CAN BE NO ASSURANCE THAT THE MARKET PRICE OF THE COMMON STOCK AFTER THE PROPOSED REVERSE SPLIT WILL BE 100 TIMES THE MARKET PRICE BEFORE THE PROPOSED REVERSE SPLIT, OR THAT THE PRICE FOLLOWING THE REVERSE SPLIT WILL EITHER EXCEED OR REMAIN IN EXCESS OF THE CURRENT MARKET PRICE.

Exchange of Stock Certificates

         If the Proposal is adopted, stockholders will be required to exchange their stock certificates for new certificates representing the shares of New Common Stock and for payment in respect of fractional shares. The estimated amount to be paid for fractional shares will be deposited with the Company's transfer agent. Stockholders of record on the effective date of the Reverse Split will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by the Company's transfer agent. Stockholders will not have to pay a transfer fee or other fee in connection with the exchange of certificates. Stockholders should not submit any certificates until requested to do so.

                                       By Order of the Board of Directors


                                       Dale Doner, President
Toronto, Canada
January __, 2001
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